UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 8, 2014

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Orinda Way, Suite 125-A Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 889-1778

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On August 9, 2014, James L. Nelson, a director of VII Peaks Co-Optivist Income BDC II, Inc. (the “Company”), resigned his position as a director of the Company. Mr. Nelson did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies and practices. In accordance with Item 5.02(a)(3) of Form 8-K, the Company provided Mr. Nelson with a copy of this Form 8-K prior to filing it with the SEC, and the Company understands that Mr. Nelson agrees with the reasons stated for his resignation. Mr. Nelson did not serve on any committees of the board.

Section 8 – Other Events

Item 8.01 Other Events.

Reduction of Offering Price

On August 8, 2014, the pricing committee of the Company agreed to reduce the offering price of its common stock in its continuous offering from $10.15 per share to $10.00 per share. The decision to reduce the offering price was made as a result of a recent reduction in the net asset value per share of the Company’s common stock, which primarily resulted from unrealized depreciation in the market value of certain investments in the August 6, 2014 valuation of Company investments for the pricing committee. The reduction secondarily was a result of distributions made to date in excess of net investment income.

The Company also revised a previously declared distribution of $0.031084 that is payable on August 29, 2014 to stockholders of record on August 14, 2014. The new distribution amount is $0.030625 per share. The Company made the change to keep its distribution rate as a percentage of the offering price constant at 7.35% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.
August 11, 2014	By: /s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President